Exhibit 99

PRESS RELEASE

GE ELECTS DR. SUSAN HOCKFIELD TO ITS BOARD OF DIRECTORS

FAIRFIELD, Conn., Dec. 18, 2006 - The Board of Directors of the General Electric Company elected Dr. Susan Hockfield, President of the Massachusetts Institute of Technology (MIT), to its Board of Directors on Friday, December 15.

"Dr. Hockfield's experience leading one of the world's most respected universities and her expertise in energy and life sciences will be invaluable to GE and our business leaders," said GE Chairman and CEO Jeff Immelt. "She shares our commitment to a strong global research and development capability and the advancement of technology in helping solve some of the world's toughest challenges. Her intellect, passion for learning and record of achievement will be a tremendous addition to our Board."

The addition of Dr. Hockfield brings the membership of GE's board to 16. The Board has determined that Dr. Hockfield is an independent director under the New York Stock Exchange listing standards and the Company's independence guidelines as set forth in its Governance Principles, which are available in the Citizenship section of GE's website under Compliance and Governance at http://www.ge.com/en/citizenship/governance/index.htm.

Dr. Hockfield, 55, has served as the sixteenth president of the Massachusetts Institute of Technology (MIT) since December 2004. A noted neuroscientist whose research has focused on the development of the brain, Dr. Hockfield is the first life scientist to lead MIT, and holds a faculty appointment as professor of neuroscience in the Institute's Department of Brain and Cognitive Sciences.

Before assuming the presidency of MIT, Dr. Hockfield was the William Edward Gilbert Professor of Neurobiology and provost at Yale University. While at Yale, she played a central role in the university's leadership, first as dean of its Graduate School of Arts and Sciences with oversight of over 70 graduate programs, and then as provost, the university's chief academic and administrative officer.

Dr. Hockfield earned her Ph.D. from the Georgetown University School of Medicine. She was an NIH postdoctoral fellow at the University of California at San Francisco in 1979-80, and then joined the scientific staff at the Cold Spring Harbor Laboratory in New York in 1980. She served as director of the Laboratory's Summer Neurobiology Program from 1985 to 1997, concurrent with her teaching post at Yale, and more recently as a trustee of the laboratory.

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GE (NYSE: GE) is Imagination at Work -- a diversified technology, media and financial services company focused on solving some of the world's toughest problems. With products and services ranging from aircraft engines, power generation, water processing and security technology to medical imaging, business and consumer financing, media content and advanced materials, GE serves customers in more than 100 countries and employs more than 300,000 people worldwide. For more information, visit the company's Web site at www.ge.com.

Contact:
Archana Handa
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